Exhibit (j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings: Release of Portfolio Holdings to Fund Service Providers and Other Third Parties,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 1, 2025 and each included in this Post-Effective Amendment No. 148 to the Registration Statement (Form N-1A, File No. 33-88316) of Artisan Partners Funds, Inc. (the “Registration Statement”).
We also consent to the incorporation by reference of our report dated November 26, 2024, with respect to the financial statements and financial highlights of Artisan Developing World Fund, Artisan Emerging Markets Debt Opportunities Fund, Artisan Floating Rate Fund, Artisan Focus Fund, Artisan Global Discovery Fund, Artisan Global Equity Fund, Artisan Global Opportunities Fund, Artisan Global Unconstrained Fund, Artisan Global Value Fund, Artisan High Income Fund, Artisan International Fund, Artisan International Explorer Fund, Artisan International Small-Mid Fund, Artisan International Value Fund, Artisan Mid Cap Fund, Artisan Mid Cap Value Fund, Artisan Select Equity Fund, Artisan Small Cap Fund, Artisan Sustainable Emerging Markets Fund, Artisan Value Fund and Artisan Value Income Fund, twenty-one of the funds constituting Artisan Partners Funds, Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
January 28, 2025